Exhibit 5.2

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 059109.0000090

May 4, 2020

Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Mondelēz International, Inc.

Public Offering of

1.500% Notes due 2025

2.750% Notes due 2030

Ladies and Gentlemen:

We have acted as special Virginia counsel to Mondelēz International, Inc., a Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the Company’s offering and sale of $750,000,000 aggregate principal amount of its 1.500% Notes due 2025 and $750,000,000 aggregate principal amount of its 2.750% Notes due 2030 (collectively, the “Notes”) pursuant to the Terms Agreement, dated April 30, 2020 (the “Terms Agreement”), among the Company and Barclays Capital Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A to the Terms Agreement.

The Notes are to be issued pursuant to an indenture, dated as of March 6, 2015 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as modified by (a) Supplemental Indenture No. 1, dated as of February 13, 2019 (“Supplemental Indenture No. 1”), between the Company and the Trustee, modifying certain terms of the Indenture, (b) Supplemental Indenture No. 2, dated as of the date hereof, between the Company and the Trustee, modifying certain terms of the Indenture (together with Supplemental Indenture No. 1, the “Supplemental Indentures”) and (c) the Officers’ Certificate of the Company, dated as of the date hereof (the “Certificate”), to set forth the terms of the Notes. The Notes are being offered and sold as described in the Base Prospectus, dated February 28, 2020, and the prospectus supplement thereto, dated April 30, 2020 (collectively, the “Prospectus”).

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Mondelēz International, Inc.

May 4, 2020

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company, each as amended through the date hereof, (ii) the Registration Statement on Form S-3 (Registration No. 333-236787) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 28, 2020 and the Prospectus, (iii) the Indenture, the Supplemental Indentures and the Certificate, (iv) the Amended and Restated Underwriting Agreement, dated as of February 28, 2011, (v) the Terms Agreement, (vi), the certificate referred to in Section 5(f) of the Underwriting Agreement, (vii) the Notes in global form, (viii) certain resolutions of the Board of Directors of the Company adopted on February 6, 2020 as certified by the Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect (the “Board Resolutions”), (ix) the officers’ certificates dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions and (x) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than as expressly set forth in opinion paragraph 2 below).

As to factual matters, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates and oral advice of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Mondelēz International, Inc.

May 4, 2020

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.    The Company is a corporation validly existing and, based solely on the Good Standing Certificate, in good standing under the laws of the Commonwealth of Virginia as of the date hereof.

2.    The Notes have been duly authorized by all necessary corporate action on the part of the Company, and have been duly executed and delivered by the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered to you solely in conjunction with the offering of the Notes and may not be used or relied upon by any other person or for any other purpose, quoted in whole or in part, cited, referred to or otherwise reproduced in any other document, nor may this opinion letter or copies thereof be furnished to a third party, filed with any government agency, quoted, cited or referred to without our prior written consent. The opinions expressed in this opinion letter are rendered as of the date hereof. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth. Our opinions are expressly limited to the matters set forth above and we render no opinions, whether by implication or otherwise, as to any other matters relating to the Company or the sale of the Notes.

Very truly yours,

/s/ Hunton Andrews Kurth LLP